DENTSPLY INTERNATIONAL

Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

July 30, 2008

8:30 a.m. ET

Operator: Good day everyone and welcome to DENTSPLY International’s 2008 second quarter earnings conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Bret Wise, the Chairman, Chief Executive Officer and President. Please go ahead, sir.

Bret Wise: Thank you, Nikki and good morning everyone. Thank you for joining us on our second quarter earnings call. This is Bret Wise, Chairman and Chief Executive Officer. With us also today are Chris Clark, Executive Vice President and Chief Operating Officer, and Bill Jellison, Senior Vice President and Chief Financial Officer.

I’d like to begin today’s call with just a few overview comments regarding our results for the second quarter. I’m going to then ask Chris Clark to provide you with some insights on certain items of operational focus that we have, then Bill Jellison will give you more detailed insights on the financial results. And of course, following our prepared remarks we’ll be glad to answer any questions that you that you may have.

Before we get started, it’s important to note that this conference call may include forward looking statements involving risks and uncertainties. These should be considered in conjunction with the

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

risk factors and uncertainties described in the Company’s most recent annual report on Form 10-K, our periodic reports on Form 10-Q, and our press releases and conference call transcripts; all of which have been filed with the SEC. And of course, this call in its entirety will be part of an 8-K filing that will be available on our Web site.

Last night, we were pleased to announce very strong results for our second quarter, with both sales and earnings increasing substantially. This reflects a continuation of the trends we’ve experienced in 2007 and earlier in 2008 and is satisfying as we strive to find the most value out of our global platform and our broad consumable product portfolio.

In the second quarter, our sales rose 17.2 percent to $595 million, and gained 17.3 percent, excluding precious metals, to $542 million. This sales growth, again, reflects our very diversified portfolio and is comprised of internal growth of 5.9 percent, acquisition growth of 3.1 percent, and translation of 8.3 percent.

Overall, we continue to experience strong global demand across many of our businesses, and in our specialty businesses, in particular. On a geographic basis, internal growth was once again strongest outside the U.S., with Europe growing over 10 percent internally, the rest of the world adding approximately eight percent on an internal basis, while the U.S. was softer at one percent organic growth. In Europe, we continue to see the benefits of a very strong growth in most categories, and in particular, all three of our specialty businesses, and in many of our consumable categories. We’ve made some key investments in this territory this year and last, and believe that we’re really starting to see the benefits of those investments emerge. Rest of world growth was led by double digit growth in Asia Pacific, Latin America, the Middle East, and Australia. We also experienced continued above market growth in Japan. We’re very happy that the global platform that we’ve developed is producing these results, and we view this as a strategic advantage in the global market place.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

As I mentioned, internal growth in the U.S. was approximately one percent, and we saw some softness across many of platforms we have. Our results in the U.S. were influenced by two items of particular note. The first was lower sales in our anesthetic products, as last year we substantially cleared a large backlog that had built up in these products following a prolonged period when there was a shortage in the market; this very high comp from the prior year created a deficit in sales this year on a year-to-year basis.

The second item of note is that we showed a new handpiece at the California Dental Show early in the quarter. This handpiece is really unique for an air powered system. It has many of the benefits of an electric system, but also the benefits of an air powered system, including a light profile and a very small head. This only became available to ship very late in the quarter, and in fact, is shipping now here in the third quarter. We believe that dentists may have delayed purchases, anticipating this new product, and likewise, dealers probably worked to reduce inventories of the legacy models, anticipating this launch.

Excluding these two items, internal growth in the U.S. was in the low-to-mid three percent range, which is better than we reported, but still slow by our standards.

We also continued to see some weakness in the specialty markets in the U.S., where we’ve said for some time that we believe these markets are most vulnerable to slowing economic circumstances. The exceptions for us, in the U.S., would have been dental implants that grew more than 20 percent organically in the U.S., in the quarter.

In our orthodontic category, our self-ligating products, including In-Ovation C, and our new lingual offering, which was called LMTM, Lingual Minor Tooth Movement, grew quite nicely during the quarter.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

I think in the U.S. the total market is growing in the low-to-mid single digits, probably, and is consistent with what we might expect in an economy that’s growing one percent or less.

At this point, we do know that many of our competitors have implemented midyear price increases, which may be boosting their growth modestly, even as volume slows a bit. We’re planning our price increases October 1, which is consistent with our past practice, and we would expect to see some benefit from price begin to emerge in the fourth quarter. At this point, we expect market conditions to remain where they are, perhaps a bit slower than historical levels in the U.S. for another quarter or two. Although, we do see an opportunity to increase our U.S. growth rate in the second half, given the Company’s specific issues that we had this quarter.

Earnings for the quarter were 52 cents per share on a GAAP basis, a 23.8 percent increase from the prior year quarter, reflecting both strong sales growth and also operating margin expansion. And on a non-GAAP basis, which Bill will speak to in more detail, earnings in the quarter were 52 cents in the second quarter, versus 44 cents in the prior year, for an 18.2 percent improvement. Also, on a year-to-date basis, non-GAAP earnings have risen 18.3 percent. So it’s rewarding to see our strong operating earnings trend, despite a difficult economic environment in the U.S., and again, we believe this is the value of our global operating platform, and it’s demonstrated by a 60 basis point expansion in our operating margins, year-to-date, absent restructurings.

Given our current strong performance and the position we’re in, we’ve decide to reinvest part of our first half earnings improvement in expansion of sales and marketing resources in certain markets in the back half of this year. This investment, beyond what was contemplated at the start of the year, will require resources equal to about a penny per share in the back half. We’re very encouraged to be in a position to both deliver on strong earnings growth and to accelerate some of our investments, to better position us for future years.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

So at midyear, we’re well-positioned to deliver on the targets we set at the beginning of 2008. Despite our belief that it will take a few more quarters to see a meaningful improvement in the U.S. dental market, we are increasing our earnings target for this year. Our original guidance, as you probably know, for 2008, was for earnings, ex- restructuring and one time tax items, to be in the range of $1.83 to $1.88. Today, we’re increasing this guidance to $1.86 to $1.91 per share for the full year. And of course, that does take into account the expanded investment in sales and marketing in the second half that I mentioned earlier.

At this time, I’d like to ask Chris Clark to give you some more insights into our plans for investment over the remainder of the year, as well as comment on our new product introductions in our pipeline. Chris?

Chris Clark: Thank you, Bret. Good morning everyone. Thank you for joining us on our call this morning. I’d like to take a few moments and provide some added color on some of the additional investments that we’re making to the business, to drive ongoing growth, and also provide an update on our innovation efforts.

As Bret mentioned, we are continuing to make investments in the business in order to drive growth. As part of that, one area we decided to invest in is increased sales representation in certain specialty businesses, as well as in certain faster growing geographic regions. In certain businesses, the increase in sales representation may be as large as 15 to 30 percent for that business and we believe that adding sales reps is a very effective growth strategy for many of our businesses. We’re pleased to be in a position to be able to make these investments for the future.

On the innovation front, we continue to focus on leveraging the impact of new products that we’ve introduced in the past few quarters, as well as on introducing new technologies that provide clear advantages to dentists, hygienists, and dental laboratories.

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Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

In orthodontics, we continue to be very pleased, as Bret mentioned, with customer reaction to our self-ligating line of brackets in general, and specifically, to In-Ovation C, our all ceramic self-ligating bracket, as well as In-Ovation LMTM, our new Lingual Minor Tooth Movement system that we introduced just last quarter. Self-ligating bracket sales are up over 20 percent over prior year, behind both the In-Ovation C and the In-Ovation LMTM technologies.

As Bret mentioned as well, in the second quarter we introduced the Midwest ATC, or air torque control hand piece. This product combines the best of both worlds in terms of air and electric hand piece technologies. By delivering the constant cutting speed of electrics, with the smaller profile and lighter weight of air hand pieces. We anticipate a boost in our handpiece sales in the second half of the year, behind this new technology.

During the quarter, we also introduced the iNTERRA Inoffice Nightguard, which combines an advanced light cured resin material with an impressionless technique that lets the dentist make custom nightguards and splints directly in the oral cavity, during a single patient visit. iNTERRA builds on our successful Eclipse technology platform, which provides an extensive range of applications in the fabrication of various prosthetic appliances, -- so it extends that platform, as well.

In addition, our Restoratives business introduced Smart Cem 2 self-adhesive cement in the quarter. This product is a two component dual-cure, high-strength self-adhesive, which releases fluoride. It combines aesthetic shading with a self-etching adhesive, which makes it suitable for use with a wide range of permanent restorations and restorative materials. This business also introduced the CalmIt Desensitizer during the period. This product’s designed to treat and prevent patient hypersensitivity to both hot and cold liquids, which is a common and painful side effect from many restorative procedures. CalmIt forms a physiological seal within the dentinal

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Moderator: Bret Wise

07-30-08/7:30 a.m. CT

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tubules of the tooth, helping to form an effective barrier to prevent sensitivity, and it can be used on a wide range of procedures, ranging from crowns and composites, to inlays and onlays.

In short, we continue to be very pleased with the breadth and the impact of our innovation efforts, and we’ve got a robust pipeline of new launches that we anticipate bringing to market during the third and fourth quarters of 2008.

Now, I’d like to turn the call over to Bill Jellison, our Chief Financial Officer, to review the financial results for the quarter in more detail. Bill?

Bill Jellison: Good morning, everyone.

Net sales for the second quarter of 2008 increased by 17.2 percent in total, and increased by 17.3 percent excluding precious metals. The sales increase ex precious metals for the quarter included a 5.9 percent increase from internal growth, 3.1 percent from acquisitions, and an 8.3 percent increase from foreign exchange translation.

One thing I would like to point out is that this quarter the Company slightly modified its methodology for computing internal growth. This change better reflects organic growth in an environment where exchange rates have moved significantly from prior periods. The impact of this change for both the quarter and on a year to date basis, was to reduce the internal growth calculation from what it would have been under the prior method.

We chose to change the calculation now as it potentially inflated the internal growth number, and we were seeking the most accurate measure. We have checked prior years, and there was little or no effect.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

Our year to date increase in sales, ex precious metals, is 17.3 percent, and includes internal growth now of 5.8 percent, acquisition growth of 3.1 percent, and an increase from foreign exchange translation of 8.3 percent. The geographic mix of sales, ex precious metals, in the second quarter of 2008 included the U.S. at 37 percent, Europe represented 41 percent, and the rest of the world was 21 percent of sales. European and rest of the world sales increased as a percent of total sales, as our international businesses continue to grow at a rapid pace, and as the dollar continued to be weak compared to most other currencies. The weaker U.S. dollar in the second quarter, compared to last year, benefited sales growth, but had little impact on earnings in the period.

Net purchase price variances caused by the weak dollar, and higher interest expenses from our net investment hedges, are once again nearly offsetting the favorable foreign exchange translation benefits on income in the period. Gross margins as a percent of sales, ex precious metals in the second quarter, were 58.2 percent, consistent with the second quarter of 2007.

Margin rates, while flat with last year’s second quarter, were negatively impacted in the quarter compared to the same period last year, due to a negative mix impact from last year’s acquisitions, and purchase price variances caused by weaker dollar. The negative impacts, however, were offset in the quarter, as we benefited from additional implant sales mix and improved operating efficiencies.

Beginning in the third quarter, the negative mix impact from acquisitions for prior year comparisons, will be reflected in both current and prior year periods, eliminating the impact on margin rates when comparing two prior periods.

SG&A expenses were $200.9 million, or 37 percent of sales, ex precious metals in the second quarter of 2008, versus 37.2 percent in last year’s second quarter. SG&A expenses as a percent of sales were slightly lower in the period, as we were able to better leverage expenses with the

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

strong sales growth in the period, despite having the expense of the biennial Friadent Symposium in the quarter.

Operational margins for the quarter were 19 percent, compared to 18.4 percent in the second quarter of last year. Operating margins based on sales, excluding precious metals, were 20.9 percent, compared to 20.2 percent last year in the same period.

And on a non-GAAP basis, excluding restructurings and other costs in both periods, operating margins based on sales, excluding precious metals, for comparative purposes, were 21.1 percent in the second quarter of 2008, and 20.9 percent in 2007. Even compared to a solid operating margin in the second quarter of 2007, we were able to improve the operating margin rate in the period, as we benefited from a positive mix, despite the impact of recent acquisitions, and also benefited from the lower rate of SG&A expenses.

Net interest and other expenses in the second quarter were $3.2 million, compared to income of 2.1 million in the second quarter last year. Higher net interest expense was the cause of the entire increase. The sharp divergence of lower U.S. dollar interest rates versus increased Euro and Swiss franc rates, combined with weaker U.S. dollar, were the primary causes of this change. The impact of the Company’s net investment hedges typically move in the opposite direction of currency moves, reducing some of the volatility caused by movement in exchange rates on the Company’s income and equity. This increase in net interest expense is expected to continue throughout this year, with the U.S. dollar weaker compared to last year, and U.S. interest rates below European rates.

Additionally, the Company recorded income of $1.8 million for the provisions of SFAS 157, Fair Value Managements. This is a new accounting standard impacting this year, and we have excluded this benefit from our non-GAAP earnings this period. The corporate tax rate in the quarter was 28.5 percent, compared to 31.6 percent in the second quarter of 2007. The year to

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Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

date operational tax rate is approximately 27.5 percent. This rate reduction includes the benefits of both a lowering of the German corporate tax rate, which became effective as of January 1st, 2008, and the benefits of a global business and tax reorganization, which was recently completed.

We believe we will be able to keep the full year 2008, and next year rate, at or below this level. Net income in the second quarter of 2008 was $78.6 million, or 52 cents per diluted share, compared to $65.4 million, or 42 cents per diluted share in the second quarter of 2007.

Earnings, excluding restructuring and other costs, income tax related adjustments and the interest income from the fair value measurement adjustment, which constitute a non-GAAP measure, were $79.4, or 52 cents per diluted share in 2008, compared to $68 million, or 44 cents per diluted share in the second quarter of 2007. This represents an 18.2 percent increase in earnings per diluted share, on an adjusted non-GAAP basis for the second quarter of 2008.

Cash flow from operating activities was $139 million in the first half of 2008, compared to $155 million in the same period last year. The cash flow in the first half of 2008 was lower than last year, due to both a lower tax payment outflow in the first half last year, and accounts receivable base starting out at a much lower level at the beginning of 2008, versus the beginning of 2007. Year to date tax outflows in 2008 were approximately $25 million higher than the first half of 2007.

Capital expenditures were 37 million in the first half of 2008, while depreciation and amortization was $28 million in the period. Inventory days were 97 at the end of the second quarter of 2008, compared to 101 days at the end of the second quarter last year, and 95 days at the end of 2007. Inventory is typically increased in the second half, with a reduction in the fourth quarter. We currently expect them to improve to at least the mid-90 day range, if not a little better, by year end. Receivable days were 56 days at the end of the second quarter of 2008, compared to 57 days at the end of the second quarter, and year end of 2007.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

At the end of the second quarter of 2008, we had $423 million in cash and short term investments. Total debt was $581 million at the end of the second quarter. DENTSPLY has repurchased $100 million of stock, or approximately 2.5 million shares, at an average price of $39.58, so far in 2008. Based on the Company’s recently increased authorization to maintain up to 17 million shares of treasury stock, we still have approximately 2.8 million shares available for repurchase.

Finally, as Bret noted, we are pleased to be able to increase our earnings guidance for the year to $1.86 to $1.91 per diluted share, excluding income tax related adjustments, restructuring and other costs, and the benefit from the provision of SFAS 157.

That concludes our prepared remarks, thanks for your support, and we’d be glad to answer any questions that you may have at this time.

Operator: Thank you. Today’s question and answer session will be conducted electronically. If you would like to ask a question at this time, please press the star key followed by the digit one on your touchtone phone. If you are on a speakerphone, please deactivate your mute function before signaling. Once again, it is star one to ask a question.

And we’ll take our first question from Jon Wood with Bank of America. Please go ahead.

Jon Wood: Thank you. Good Morning.

Jon Wood: Bret, ex the anesthetic and handpiece, how did the dealer business do in the U.S. in the second quarter?

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

Bret Wise: I think it was probably at market in most categories, and maybe slightly under market in some other categories. It’s difficult for us to tell actually, whether the dealers are reducing inventories. There’s been discussion of that in the marketplace and we’re not sure if it’s true or not, but if true, it would mean that our growth would be a little bit lower than theirs, and the data point that we’ll get for that will be when the two large dealers announce their results. And I’d ask you to keep in mind, they usually grow above market because they’ve been capturing market share. So we think we have some room to improve that broad consumable category that goes through dealers, particularly when we implement our price increase, October 1.

Jon Wood: OK, and I know this is probably hard for you to tell, but has there been any change in the mix of what a general practitioner is doing, meaning, could there be higher valued procedures moving from specialists back to general practitioners, if general practice visits are softening a bit. Can you see any effect like that in your numbers?

Bret Wise: I would be really surprised if that happened, because of the economics, and I think that’s what you’re alluding to because the amount of training, and the practice risks of doing specialties in a general practitioner environment, doesn’t change very quickly. So, for a GP to start holding back procedures he or she used to refer, because they either weren’t comfortable with them or hadn’t had the requisite training, would be inappropriate. That trend would take a long time to emerge. So frankly, we don’t have very good data points on that, but intuitively, I would not think it would happen. If it happened, it wouldn’t happen very fast.

Jon Wood: OK, great. And then, Bret, could you just comment on the M&A environment, Has the M&A pipeline changed at all, valuations changed at all, just any comments you’d be willing to offer would be great, thanks.

Bret Wise: OK, fine. Well, we’re very active on the business development front, and obviously we can’t comment on any specific targets or activity, although we did close a small deal in July, kind of a

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Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

tuck under acquisition for one of our specialty businesses. I would characterize the environment as there’s a lot of activity. I don’t think there’s been a whole lot of change in valuation perspective. Sometimes a weaker market, of course, brings forth companies that might not otherwise be in the market. We haven’t seen that dynamic yet, in particular, but it remains a very fragmented market, and a robust market, and one that we’re very active in. We’re interested in expanding through deploying capital, and it’s one of those things where timing is always a risk, so we’ll just have to update you as we go through the year and next year.

Jon Wood: Great, thanks a lot. One last question, Bill. The change in the organic growth methodology, so the first quarter was revised down to around 5.8, is that right?

Bill Jellison: The first quarter would have been just a little bit below that. We actually had better performance on internal growth, if you compared apples to apples in each of the periods.

Jon Wood: OK. All right, thanks a lot.

Operator: Our next question is from Jeff Johnson with Robert Baird. Please go ahead.

Jeff Johnson: Good morning guys, nice quarter. A few things Bill. Going back to organic growth, could you update your guidance for the year with the change? Do we still think in that 5.5 - 6.5 percent range, is that how we should be thinking about it?

Bret Wise: This is Bret. Actually our guidance on internal growth is still 5.5 to 6.5 percent for the full year. And I think, as Bill said, we’re at 5.8 year-to-date under this new methodology and we’re still comfortable with that.

Jeff Johnson: OK, great. And Bill, could you give us a little insight just in how you changed it, what the change was?

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

07-30-08/7:30 a.m. CT

Confirmation # 8304625

Bill Jellison: Sure. The primary difference in the change, Jeff, is that the base growth included translation impacts before. So base translation growth would have been calculated first in the past, from the base period straight up from the change in exchange rates, and then you would also have had the difference for acquisition growth taken away from total growth, which ultimately left the internal growth number, but the base internal growth number then, in effect, still had a translation benefit in it.

So in a rapidly moving fx environment, especially with strong international sales, it began to distort what that internal growth number really was. It hurts you in a strengthening dollar period, and it helps you in a weakening dollar period. It had been a method that we had used for the last few decades. In this environment we felt that it was necessary to make the change.

Jeff Johnson: All right, fair enough. But it sounds like going forward, especially if its fx tailwinds or headwinds are huge in any quarter, it doesn’t really change the way we think about it too much.

Bill Jellison: Correct. The way that it’s calculated here, there’s absolutely no impact from fx on internal growth in either type of environment.

Jeff Johnson: All right, great. If we could move over to Europe, for a second, another strong quarter there, and frankly, I think, I’ve been underestimating maybe some of your European opportunities, but, how is it staying so strong? What do you think about sustainability over the back half of the year, and as we get into ’09, and then, obviously economic headwinds have been building, especially in Germany, it seems like consumer confidence has been falling pretty hard there just over the last few months. Any concerns there, or am I just wrong in thinking that could be an issue?

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07-30-08/7:30 a.m. CT

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Bret Wise: Jeff, this is Bret. We’re executing extraordinarily well in Europe, and I think we’re clearly growing above market. Predicting what’s going to happen to the European economy, in total, is very difficult for us. If it were to slow a little bit, I think the dental markets would slow a little bit with it. So as we look at the dynamics of our growth, we think we’ve got, probably, opportunities to accelerate growth in the U.S. and that’s an upside potential for us. And if markets slow in Europe, we think we’ll execute just as well in slightly slower markets as we’re executing today. So we’re not overly concerned with it, although it’s a reality.

Jeff Johnson: And the main drivers, Bret, are we talking Compartis at this point, and some of your specialty businesses?

Bret Wise: Well, actually, what I commented on earlier was mainly the specialty businesses. They’re really performing well, but also in the consumable categories. The chairside consumables are performing extraordinarily well.

Jeff Johnson: OK.

Bret Wise: So those are the categories that I think are really driving growth there.

Jeff Johnson: OK. Any updates on Compartis there? How is that, as it ramps up?

Bret Wise: It’s ramping up fine. You know, it’s a different business model for us. It is growing rapidly. You brought that up. It’s part of the broader laboratory category, which I think is one of the slower growth categories within Europe. But we’re experiencing rapid growth in that centralized manufacturing service offering to our dental labs in the European environment, and also in the U.S. environment.

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07-30-08/7:30 a.m. CT

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Chris Clark: Jeff, it’s Chris. I guess I’d also add that we continue to expand the applications, and now Compartis also includes the centralized manufacturing of precious metal copings -- so that’s a real big plus, as well.

Jeff Johnson: OK, so now we’re at non-precious and precious metals, as well?

Chris Clark: Yes.

Jeff Johnson: OK, great.

Chris Clark: Plus zirconium.

Jeff Johnson: Yes, that’s right. Last question Bret. I think it was in your prepared remarks that you talked about dental implants staying north of 20 percent in the U.S., orthodontics had some positives there. Your comments on orthodontics, was that as a category was up, or any growth rates, I guess, you can give us on orthodontics in the U.S. and outside the U.S.?

Bret Wise: Well, our global orthodontics business is doing quite well, but it’s stronger outside the U.S. than within the U.S. I would say I characterized the Ortho market as being like it was in the first quarter, really. I don’t think it’s accelerated from there. What we’re seeing is rapid growth in the newer technologies in Ortho and we mentioned some of those which are self-ligating In-Ovation C and LMTM, which is a new product for us and is doing quite nicely. And we’ve got some nice product offerings coming in the third quarter. I’d say the traditional brackets, the older lines, the kind of things I wore as a kid, are growing less, slowly, as people move up the value chain and the market.

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Moderator: Bret Wise

07-30-08/7:30 a.m. CT

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I think the Orthodontic market in total has probably slowed a bit in the United States this year, as we predicted it would, but our Orthodontic business in the U.S. in total, is mid single digits. It’s doing fine.

Jeff Johnson: OK and outside the U.S., even better than that?

Bret Wise: And outside the U.S. even better than that.

Jeff Johnson: All right, great. Thanks, guys.

Bret Wise: OK, thank you.

Operator: Our next question is from David Veal with Morgan Stanley. Please go ahead.

David Veal: Bret, I was wondering if you could help us think through the price increase issues. I mean, we’ve seen broader medical product manufacturers raising prices fairly aggressively, due to the rising price of oil. I just wondered, if given what you’ve seen from competitors so far this year, are the price increases in line with what you’d think or a little ahead of that? And then what would that mean for your October 1 price increase?

Bret Wise: Well, that’s a good question, David. I would say two things about the price increases we’ve seen from competitors. One, is we’ve seen them accelerate from what they normally had been, or taking multiple price increases in a single period, a single year. And the aggregates of price increases seems to be above what they’ve been historically. I don’t know that it’s really driven by the price of oil as much as it is other inflation or other impacts on costs, but I think it’s fair to say that the price increases we’re looking at for the fourth quarter will probably be above what they’ve historically been.

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07-30-08/7:30 a.m. CT

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David Veal: OK. That’s helpful. And just one other question. Could you talk to any particular trends you might have seen in the quarter on a monthly basis? I guess what I’m trying to get to is, did the quarter end on a high note, low note or about the same?

Bret Wise: I think it’s about the same. We try not to put a whole lot of emphasis on months, because, for instance, if there’s one extra shipping day in a month, it’s significant. It could be a five, seven percent swing, versus a month where you’ve got one less shipping day. So we don’t look at that as much as we look at shipments per day, for instance, in one business or another. And I would say June was pretty reflective of what we saw for the quarter.

David Veal: OK. That’s very helpful, thank you very much.

Bret Wise: OK.

Operator: Ladies and gentlemen, as a reminder, it is star one if you would like to ask a question. We’ll take our next question from Derek Leckow with Barrington Research. Please go ahead.

Derek Leckow: Thanks. Good morning and congratulations on a great quarter.

Group: Thanks, Derek.

Derek Leckow: This 5.5 to 6.5 percent internal growth guidance, does that assume that the U.S. market stays around that three percent level, excluding the anesthetic backlog last year?

Bret Wise: I’d like to not be that specific, although we see opportunities for the U.S. and for us to do a little bit better in the U.S. market, certainly. Certainly, we should be able to do better than our year-to-date growth rate that we’ve seen in the U.S. market. Because of some of the Company’s specific issues that you’ve commented on, we see a little bit of upside in the U.S. market, and we’re bouncing that off as we watch Europe to make sure that it doesn’t slow. So whether that’s baked into the 5.5 and the 6.5 percent, it’s a little difficult to tell. We certainly have a number of dynamics we’re watching very closely. And in total, they give us confidence that we can be in that range.

Derek Leckow: Does this sales and marketing resource expansion involve any additional sales reps in the U.S.?

Bret Wise: It does.

Derek Leckow: And which categories, specifically.

Bret Wise: Well, we think our competitors would really like to know that, and we’d like not for them to know that so, we’re going to decline to answer that. It’s not only the U.S. but there’s some other areas outside the U.S. where we’ll be adding some sales resources. I will confirm that some of those resources are for U.S. businesses.

Derek Leckow: And would these be in the faster growing parts of your business, or would they also be in the basic consumables area?

Bret Wise: They’ll be in both.

Derek Leckow: All right, then. If we look at the strong rest of world and European growth, could you characterize that growth, based on the newest products launched in the last 12 months, versus your existing portfolio?

Bret Wise: That’s really difficult to do. What I would characterize it as is that those specialty businesses are growing really rapidly, kind of in all territories outside the U.S. They’re some of our fastest

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growing categories. And, of course, when you drill down within those categories, we have 300,000 SKUs, so there’s a lot of moving parts. But, when you drill down within those categories, for instance, we talked about Orthodontics, the newer products are growing much faster than what we’ll call legacy products.

Derek Leckow: Yes.

Bret Wise: So I think it’s reasonable for you to assume that, but the level of detail you’d have to get into to really understand and model would be immense.

Derek Leckow: OK. Just looking up the operating margin trends here, it looks like a 21.1 percent operating margin is a new record. Do you anticipate that to be a sustainable number? I mean, 21 percent or better, or do you think that with these investments we might see that notched down a little bit over the back half of the year?

Bret Wise: Well, it’s interesting because you have to kind of look by quarter, because our margins tend to be the highest in the second quarter and the fourth quarter.

Derek Leckow: Yes.

Bret Wise: You’re right, the 21.1, I think, is a record for us. We looked at that as an opportunity to take some of the first half earnings and reinvest it for growth in the future, and so that’s what we’re doing, and thus I think it would be a little bit harder for us to achieve that in the second half than what we had in the second quarter. Although, we’ll confirm that we expect to have margin expansion for the full year, in line with targets we’ve established.

Derek Leckow: Yes. OK, great. Thank you very much.

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Bret Wise: OK. Thank you.

Operator: And our next question is from Larry Marsh with Lehman Brothers. Please go ahead.

Larry Marsh: Good morning. Bret and Bill, I haven’t interacted in a while. I really just wanted to get a couple clarifications, if I could, and pardon me if you’ve gone through this. Bill, you’re saying that the methodology of calculating internal growth gives you 5.8 percent year-to-date, so the first quarter would be a little bit below the second quarter, is that right?

Bill Jellison: That’s a true statement, yes.

Larry Marsh: OK. And with that change, are you then giving us what the calculated internal growth rates would be by region?

Bret Wise: The regional growth rates we gave you today are the new ones, under the new calculations.

Larry Marsh: For the second quarter?

Bill Jellison: Those are for the second quarter, and in the first quarter the impact would have all been in Europe and the rest of world, because it had no impact on U.S. growth rates. This little anomaly we had in that calculation.

Larry Marsh: Oh. I’m sorry. You’re confirming full year internal growth rates 5.5 to 6.5 percent. So then, in the U.S. market, you’re saying, excluding the two call outs, roughly three percent, which you highlight, focuses a bit on the specialty business. You’re calling out Orthodontics and Implants as growing nicely. So are we led to believe then, your Endodontics business is what’s seeing the biggest impact there, or am I misreading that?

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Bret Wise: No, I think that the rest of the categories, the broad consumable categories, which we answered a question on earlier, is a little bit slower. Endo’s a little bit slower.

Larry Marsh: Sure.

Bret Wise: So there are numerous categories that would fall in that area.

Larry Marsh: OK. Just anecdotally then, again, it sounds like you’re saying you don’t see a big change in behavior, but based on what you had anticipated, it’s just a little longer of a selling cycle, or just a little bit more cautious purchasing in certain categories, based on the feedback you’re getting from customers?

Bret Wise: Well, the feedback we’re getting in just the U.S. market is that dealers are probably cautious with their inventory levels. We think that dentists, including the specialists, are probably more cautious about their inventory levels. And anecdotally, we think that dental visits have slowed just a little bit. So, we think the market is still in pretty good shape. Our guess is that the markets growing maybe three points faster than GDP, or four X GPD, let’s say.

Larry Marsh: Right.

Bret Wise: Which is reflective of what you normally see in the dental market. So we think it’s still a good market, and it’s one we’re going to invest here in the second half. So we’re happy with that.

Larry Marsh: Right. So based on your knowledge of the market, you’re saying that the consumer behavior is not, so far as you can tell, any different than what you would have expected in past economic slowdowns, and you haven’t gotten any real call out even by region where you’ve seen any real change in behavior, versus your expectations. Is that a fair assessment?

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Bret Wise: I’ll confirm that. That’s correct.

Larry Marsh: OK. Let me follow up with Jeff’s earlier question about Europe, where you continue to see robust growth. You’ve told us before, I think, before today, you’re taking share of that market. Am I hearing you correctly in saying that the market growth, excluding your share gains, is still pretty good in all of the markets you’re tracking over in Europe, is that correct?

Bret Wise: It is, yes. True.

Larry Marsh: Yes and again, it doesn’t sound like you are overly cautious to think that there’s going to be a big change in that growth rate, you know, similar to the caution you had given us six months ago in the U.S. market. Is that right, or do you think there really could be a slowdown in Europe?

Bret Wise: Again, predicting what’s going to happen in the economy in Europe is really... You know, we rely on the experts from your firm for that, actually.

Larry Marsh: Yes, good luck.

Bret Wise: But, you know, Europe doesn’t operate as one community. Within the community, we’re watching very closely what’s happening in the German economy. We’ve heard things about the Spanish economy, et cetera, et cetera.

Larry Marsh: Right.

Bret Wise: But in total our business is really performing quite well there, and, we don’t have blinders on. We’re watching it very closely to see what emerges, and we can react to it if we see changes, but at this point we don’t see many changes occurring.

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Larry Marsh: Right. It’s fair to say that in some of those markets, it’s going to be based more on government reimbursement as opposed to big changes in consumer behavior, or is that very market specific.

Bret Wise: It’s very market specific, yes.

Larry Marsh: OK. And finally, rest of world and Japan, and again, good growth there. So is it fair to say that in all other markets, no change in trends anticipated, based on all the feedback you’ve gotten?

Bret Wise: Yes. I mean, we had a great quarter in those markets, and I would say we’re quite optimistic.

Larry Marsh: Yes. OK. All right, very good. Thank you.

Bret Wise: OK. Thank you, Larry.

Operator: And there are no further questions at this time. I would like to turn the conference back over to Mr. Wise for any additional or closing remarks.

Bret Wise: Thank you, Nikki, and thank you all this morning for joining us on our call. We’re confident, and satisfied with the direction of the Company, and believe we have the right strategies in place to further capitalize on what, to us, is a very attractive global dental market. And we’re particularly pleased to be raising earnings guidance for 2008, reflecting both the strong first half of the year for us and our expectations for the second half. We look forward to updating you on our progress as we move through the back half of 2008. Thank you.

Operator: Ladies and gentlemen, that does conclude today’s conference. Thank you for your participation, you may now disconnect.

END